UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2008

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2008, SYNNEX Corporation (“SYNNEX”) issued a press release announcing that, in accordance with SYNNEX’ Chief Executive Officer succession plan and effective December 1, 2008, Mr. Robert T. Huang will retire as President and Co-Chief Executive Officer of SYNNEX and will assume the role of Chairman of the Board of Directors (“Board”). Mr. Huang will receive an aggregate annual base compensation of $400,000. Mr. Huang will also receive equity compensation as other outside directors.

Mr. Kevin M. Murai will become the President and sole Chief Executive Officer and will serve as the Chairman of the Executive Committee. Mr. Murai will receive an annual base salary of $500,000.

Mr. Matthew Miau, the current Chairman, will remain a director of SYNNEX as Chairman Emeritus. Mr. Miau will receive the standard retainer, meeting attendance fees and equity compensation as other outside directors.

Item 8.01.	Other Events.

On November 21, 2008, the Board of SYNNEX approved an increase in the annual retainer fee payable to the Chairman of the Compensation Committee from $5,000 to $7,500.

Prior to November 21, 2008, under SYNNEX’ Amended and Restated 2003 Stock Incentive Plan (“2003 Plan”), each outside director who continued serving as a member of the Board received an annual grant of 2,000 restricted shares. One-third of the restricted shares vested on each anniversary of the date of grant over a three-year period. Notwithstanding the foregoing, upon an outside director’s retirement from the Board with the consent of the Board, each award of restricted shares would fully vest. On November 21, 2008, the Board approved an amendment to the 2003 Plan to change the vesting schedule such that the restricted shares vest quarterly over one year.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 25, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2008

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Simon Y. Leung General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 25, 2008.